Exhibit 99.1

For further information:

Media Contact:
Amy Yuhn
312-564-1378
ayuhn@theprivatebank.com

Investor Relations Contact:
Jeanette O'Loughlin
312-564-6076
joloughlin@theprivatebank.com

PrivateBancorp Reports First Quarter 2017 Earnings
Earnings per share of $0.70 for first quarter 2017, compared to $0.62 for first quarter 2016 and $0.73 for fourth quarter 2016

CHICAGO, April 20, 2017 - PrivateBancorp, Inc. (NASDAQ: PVTB) today reported net income of $58.0 million, or $0.70 per diluted share, for the first quarter 2017, compared to $49.6 million, or $0.62 per diluted share, for the first quarter 2016, and $59.5 million, or $0.73 per diluted share, for the fourth quarter 2016.

“Our first quarter results reflect our consistent focus on building client relationships as loans increased by $535.4 million to $15.6 billion and asset quality remained strong,” said Larry D. Richman, President and Chief Executive Officer, PrivateBancorp, Inc. “We realized the benefit of a full quarter’s impact of the December interest rate increase and average earning assets of $19.7 billion drove net interest income 15 percent higher from first quarter 2016. Net income was up 17 percent from a year ago to $58.0 million but down from the fourth quarter primarily due to higher employee expenses, as expected. We had a good start to the year.

“We are pleased to have reached a revised agreement with CIBC, which provides our stockholders with a significant increase in value as compared to the initial terms of the transaction,” Richman continued. “PrivateBancorp’s Board and management team continue to believe in the long-term strategic value of this combination and we continue to recommend that PrivateBancorp stockholders approve the transaction. We are excited to join the CIBC family and continue the integration planning process as we work with CIBC to complete the transaction as expeditiously as possible.”

As previously announced, the special meeting of PrivateBancorp stockholders to consider the proposed merger transaction with CIBC is scheduled for May 12, 2017. The transaction is currently expected to close in the second quarter 2017, subject to approval by PrivateBancorp's stockholders and by the banking regulators in Canada and the United States.

First Quarter 2017 Highlights

•
Total loans grew to $15.6 billion, up $2.1 billion from a year ago and $535.4 million from December 31, 2016, driven primarily by activity in commercial and commercial real estate ("CRE") loans. At March 31, 2017, commercial loans represented 64 percent and CRE and construction loans represented 30 percent of total loans, relatively consistent with the comparative periods. The loan-to-deposit ratio was 93.3 percent at March 31, 2017, compared to 93.0 percent a year ago and 93.7 percent at December 31, 2016.

•
Net interest margin was 3.30 percent, compared to 3.30 percent for the first quarter 2016 and 3.23 percent for the fourth quarter 2016. The sequential improvement in net interest margin primarily reflected the repricing of our variable rate loan portfolio reflecting upward movement in short-term rates, offset in part by increased costs for interest-bearing funds.

•
Net income for the first quarter 2017 was impacted by higher compensation expense and a lower effective tax rate, both at levels which are not expect to recur in the remainder of 2017. Included in compensation expense in the first quarter was approximately $17 million related to accelerated expense recognition for a portion of the annual equity awards granted during the quarter and higher payroll taxes and 401(k) costs as is typical in the first quarter of the year. The first quarter 2017's effective tax rate was impacted by approximately $7.6 million in tax benefits specific to first quarter activity.

•
The provision for loan and covered loan losses was $8.4 million for the first quarter 2017, compared to $6.4 million for the first quarter 2016 and $6.0 million for the fourth quarter 2016. The allowance for loan losses as a percentage of total loans was 1.25 percent for the first quarter 2017, compared to 1.23 percent for both the first quarter 2016 and the fourth quarter 2016.

•	Return on average assets was 1.17 percent and return on average common equity was 12.0 percent for the first quarter 2017.

Operating Performance

Net interest income grew to $161.0 million in the first quarter 2017, increasing 15 percent from the first quarter 2016 and 4 percent from the fourth quarter 2016, primarily driven by growth in average loans of 15 percent compared to first quarter 2016 and 3 percent compared to the fourth quarter 2016 and higher short-term rates. Net interest income for the first quarter 2017 was impacted by one fewer day compared to the first quarter 2016 and two fewer days as compared to the fourth quarter 2016.

Net interest margin was 3.30 percent in the first quarter 2017, consistent with a year ago and increasing seven basis points from the fourth quarter 2016. Loan yields increased 13 basis points from the fourth quarter 2016, primarily attributable to continued upward movement in LIBOR. Approximately 70 percent of the loan portfolio at year end was tied to one-month LIBOR, which was 98 basis points at March 31, 2017, compared to 43 basis points a year ago and 77 basis points at December 31, 2016. The interest rate moves during March 2017 are expected to be more impactful to loan yields during the second quarter 2017. Loan fees tied to early loan repayments were five basis points lower on a sequential basis. Deposit costs increased by eight basis points from the fourth quarter 2016 and 15 basis points year-over year, reflecting deposits repriced to a higher Fed funds effective or target rate and increases in rates paid on other deposit accounts. The impact of higher deposit costs on margin was somewhat reduced by the value of average noninterest-bearing funds in a higher rate environment. Further interest rate increases, or changing expectations about future short-term interest rate movements, may impact deposit market pricing, competitive dynamics, and overall funding costs in future periods.

Noninterest income was $37.3 million in the first quarter 2017, increasing $3.7 million from the first quarter 2016 and down $2.1 million from the fourth quarter 2016. Other income for the fourth quarter 2016 included gains related to loan sales of $1.5 million.

Capital markets revenue of $6.9 million for the first quarter 2017 reflected a negligible credit valuation adjustment (CVA), compared to a negative CVA of $1.9 million for the first quarter 2016 and a positive CVA of $3.1 million for the fourth quarter 2016. Excluding the CVA impact for all periods, capital markets revenue was $6.9 million in the first quarter 2017, compared to $7.1 million for the first quarter 2016 and $5.7 million for the fourth quarter 2016. Results for the first quarter 2017 reflected higher interest rate derivative activity compared to the prior periods. Meaningful interest rate movements in the last six months and changing expectations about the timing and extent of future interest rate movements create potential for increased opportunities in the interest rate derivatives business in 2017.

The continued onboarding of new commercial clients benefited treasury management fees, which increased 13 percent from the first quarter 2016 and 4 percent from the fourth quarter 2016. Syndication fees were $6.0 million for the first quarter 2017, compared to $5.4 million for the first quarter 2016 and $5.1 million for the fourth quarter 2016. Syndication fees vary from quarter to quarter depending on the level and mix of loans originated and distributed.

Asset management revenue was $5.6 million in the first quarter 2017, increasing 18 percent from the first quarter 2016 and 6 percent from the fourth quarter 2016. Assets under management and administration were $9.8 billion at March 31, 2017, compared to $9.6 billion a year ago and $9.7 billion at December 31, 2016, primarily reflecting growth in managed assets of 4 percent from year end. Custody assets declined 2 percent from December 31, 2016, reflecting a continuation of expected outflows from a large corporate trust account.

Expenses

Noninterest expense for the first quarter 2017 increased $19.9 million from the first quarter 2016 and $14.6 million from the fourth quarter 2016. The efficiency ratio was 55.3 percent for the first quarter 2017, compared to 51.9 percent for the first quarter 2016 and 48.9 percent for the fourth quarter 2016.

Compensation expense for the first quarter 2017 increased $14.8 million from the first quarter 2016 and $14.9 million from the fourth quarter 2016, primarily due to the required accelerated expense recognition related to a portion of the annual time-vested equity awards granted in the first quarter 2017. First quarter compensation expense also included seasonally higher payroll taxes and 401(k) costs. Approximately $17 million of compensation expense recorded in the first quarter will not recur for the remainder of 2017. Second quarter compensation will also be influenced by incentive compensation plans tied to company performance and merit increases made in March. Compared to the first quarter 2016, salaries and wages expense increased $2.9 million, primarily reflecting additional hires over the last year and annual salary adjustments made during the first quarter.

Other expenses includes the provision for unfunded commitments, which was $753,000 for the first quarter 2017, compared to $595,000 for the first quarter 2016 and $1.5 million for the fourth quarter 2016.

The effective tax rate for the first quarter 2017 was 27.1 percent, compared to 35.0 percent for the first quarter 2016 and 35.9 percent for the fourth quarter 2016. The lower tax rate in the first quarter 2017 was primarily attributable to net tax benefits from the exercise and vesting of share-based compensation. Such tax benefits totaled $4.9 million, compared to $2.1 million in the first quarter 2016 and $900,000 in the fourth quarter 2016. Most of the Company’s restricted stock awards vest annually in the first quarter. Additionally, the effective tax rate in the first quarter 2017 was impacted by the completion of tax examinations, which added one-time tax benefits of $2.7 million to the current quarter’s results and is expected not to recur.

Credit Quality

The allowance for loan losses was $194.6 million, or 1.25 percent of total loans, at March 31, 2017, compared to $185.8 million, or 1.23 percent of total loans, at December 31, 2016. The provision for loan losses was $8.4 million for the first quarter 2017, compared to $6.4 million for the first quarter 2016 and $6.1 million for the fourth quarter 2016. Specific reserve levels increased $8.2 million, resulting from impaired loan development and higher reserves required on impaired loans from prior periods. The provision for loan loss will fluctuate from period to period depending on the level of loan growth and unevenness in credit quality due to the size of individual credits. Annualized recoveries to average loans were 0.01 percent for the first quarter 2017, compared to annualized net charge-offs to average loans of 0.05 percent for the first quarter 2016 and 0.02 percent for the fourth quarter 2016.

Nonperforming assets were 0.46 percent of total assets at March 31, 2017, compared to 0.47 percent at December 31, 2016. At March 31, 2017, nonperforming loans were $85.0 million, or 0.55 percent of total loans, compared to $83.7 million, or 0.56 percent of total loans, at December 31, 2016. OREO declined $1.3 million from December 31, 2016, to $8.9 million at March 31, 2017. Restructured loans accruing interest increased $21.9 million from year end, primarily related to three credits.

Balance Sheet

Total assets were $20.4 billion at March 31, 2017, compared to $17.7 billion at March 31, 2016, and $20.1 billion at December 31, 2016. Total loans of $15.6 billion increased 16 percent from March 31, 2016, and 4 percent from December 31, 2016. Continued client development efforts generated loans to new clients of $608.0 million for the first quarter 2017. At March 31, 2017, commercial loans represented 64 percent of total loans, and commercial real estate and construction loans represented 30 percent of total loans, relatively consistent with the prior comparative periods. Total liabilities were $18.4 billion at March 31, 2017, compared to $15.9 billion at March 31, 2016, and $18.1 billion at December 31, 2016.

Total deposits were $16.7 billion at March 31, 2017, increasing 16 percent from March 31, 2016, and 4 percent from December 31, 2016. Total brokered deposits, as defined for regulatory reporting purposes, increased $481.4 million from year end, including an increase in traditional brokered deposits and CDARS totaling $275.4 million. During the quarter, we reduced FHLB borrowing by $350.0 million.

Capital

As of March 31, 2017, the total risk-based capital ratio was 12.59 percent, the Tier 1 risk-based capital ratio was 10.83 percent, and the leverage ratio was 10.33 percent. The common equity Tier 1 ratio was 9.95 percent and the tangible common equity ratio was 9.35 percent at the end of the first quarter 2017.

Pending Transaction with CIBC

On March 30, 2017, PrivateBancorp entered into a revised merger agreement with CIBC, a leading Canadian bank. PrivateBancorp stockholders of record as of March 31, 2017 will be entitled to vote on the revised merger agreement at the special meeting of stockholders, scheduled for May 12, 2017. The completion of the transaction remains subject to the receipt of PrivateBancorp stockholder approval and CIBC’s receipt of required regulatory approvals. The transaction is currently expected to close during the second quarter. During the first quarter 2017, merger-related expenses were $1.6 million.

No Quarterly Conference Call

PrivateBancorp does not intend to conduct an earnings conference call to discuss this quarterly earnings report.

About PrivateBancorp, Inc.

PrivateBancorp, Inc., through its subsidiary The PrivateBank, delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities it serves. As of March 31, 2017, the Company had 36 offices in 13 states and $20.4 billion in assets. The Company’s website is www.theprivatebank.com.

Forward-Looking Statements

Statements made in this press release that are not historical facts may constitute forward-looking statements within the meaning of federal securities laws. Our ability to predict results or the actual effects of future plans, strategies or events is inherently uncertain. Factors which could cause actual results or conditions to differ from those reflected in forward-looking statements include:

•
the possibility that the transaction with CIBC does not close when expected or at all because required regulatory, stockholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; or the possibility that, as a result of the announcement and pendency of the proposed transaction, we experience difficulties in employee retention and/or clients or vendors seek to change their existing business relationships with us, or competitors change their strategies to compete against us, any of which may have a negative impact on our business or operations;

•	unanticipated changes in monetary policies of the Federal Reserve or significant adjustments in the pace of, or market expectations for, future interest rate changes;

•
uncertainty regarding U.S. regulatory reform proposals, geopolitical developments and the U.S. and global economic outlook that may continue to impact market conditions or affect demand for certain banking products and services;

•	unanticipated developments in pending or prospective loan transactions or greater-than-expected paydowns or payoffs of existing loans;

•	competitive pressures in the financial services industry relating to both pricing and loan structures, which may impact our growth rate;

•
unforeseen credit quality problems or changing economic conditions that could result in charge-offs greater than we have anticipated in our allowance for loan losses or changes in value of our investments;

•	availability of sufficient and cost-effective sources of liquidity or funding as and when needed;

•	unanticipated losses of one or more large depositor relationships, or other significant deposit outflows;

•	loss of key personnel or an inability to recruit appropriate talent cost-effectively;

•
greater-than-anticipated costs to support the growth of our business, including investments in technology, process improvements or other infrastructure enhancements, or greater-than-anticipated compliance or regulatory costs and burdens; or

•
failures or disruptions to, or compromises of, our data processing or other information or operational systems, including the potential impact of disruptions or security breaches at our third-party service providers.

Forward-looking statements are subject to risks, assumptions and uncertainties and could be significantly affected by many factors, including those set forth in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as those set forth in our subsequent periodic and current reports filed with the SEC. These factors should be considered in evaluating forward-looking statements and undue reliance should not be placed on our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update any of these statements in light of new information, future events or otherwise unless required under the federal securities laws.

Non-U.S. GAAP Financial Measures

This press release contains both financial measures based on accounting principles generally accepted in the United States (U.S. GAAP) and non-U.S. GAAP based financial measures. We believe that presenting these non-U.S. GAAP financial measures will provide information useful to investors in understanding our underlying operational performance, our business, and performance trends and facilitates comparisons with the performance of others in the banking industry. If non-U.S. GAAP financial measures are used, the comparable U.S. GAAP financial measure, as well as the reconciliation of the non-U.S. GAAP financial measure to the comparable U.S. GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with U.S. GAAP, nor are they necessarily comparable to non-U.S. GAAP performance measures that may be presented by other companies.

Editor's Note: Financial highlights attached. Full financial supplement available on the Company's website at investor.theprivatebank.com.

Consolidated Income Statements
(Amounts in thousands, except per share data)
(Unaudited)
	1Q17	4Q16	3Q16	2Q16	1Q16
Interest Income
Loans, including fees	$165,180	$158,061	$148,759	$144,164	$140,067
Federal funds sold and interest-bearing deposits in banks	549	422	380	335	340
Securities:
Taxable	18,436	16,891	15,283	15,158	15,210
Exempt from Federal income taxes	2,412	2,375	2,322	2,296	2,333
Other interest income	290	163	139	170	150
Total interest income	186,867	177,912	166,883	162,123	158,100
Interest Expense
Deposits	18,405	16,300	15,238	13,895	13,141
Short-term borrowings	2,324	1,118	1,070	995	230
Long-term debt	5,120	5,113	5,065	5,216	5,211
Total interest expense	25,849	22,531	21,373	20,106	18,582
Net interest income	161,018	155,381	145,510	142,017	139,518
Provision for loan and covered loan losses	8,408	6,048	15,691	5,569	6,402
Net interest income after provision for loan and covered loan losses	152,610	149,333	129,819	136,448	133,116
Non-interest Income
Asset management	5,590	5,266	5,590	5,539	4,725
Mortgage banking	2,450	3,259	5,060	4,607	2,969
Capital markets products	6,924	8,824	5,448	5,852	5,199
Treasury management	9,247	8,849	8,617	8,290	8,186
Loan, letter of credit and commitment fees	5,551	5,312	5,293	5,538	5,200
Syndication fees	5,962	5,137	4,721	5,664	5,434
Deposit service charges and fees and other income	1,502	2,765	2,885	1,060	1,358
Net securities gains	57	—	—	580	531
Total non-interest income	37,283	39,412	37,614	37,130	33,602
Non-interest Expense
Salaries and employee benefits	73,139	58,223	55,889	55,326	58,339
Net occupancy and equipment expense	8,037	7,836	7,099	7,012	7,215
Technology and related costs	6,680	6,660	6,282	5,487	5,293
Marketing	4,770	4,580	4,587	3,925	4,404
Professional services	4,851	3,535	2,865	9,490	2,994
Outsourced servicing costs	994	930	1,379	2,052	1,840
Net foreclosed property (income) expenses	(189)	1,633	965	360	566
Postage, telephone, and delivery	852	823	818	945	840
Insurance	4,178	4,066	3,931	3,979	3,820
Loan and collection expense	1,968	2,611	1,972	2,017	1,532
Other expenses	5,129	4,947	6,133	3,623	3,650
Total non-interest expense	110,409	95,844	91,920	94,216	90,493
Income before income taxes	79,484	92,901	75,513	79,362	76,225
Income tax provision	21,532	33,353	26,621	28,997	26,673
Net income available to common stockholders	$57,952	$59,548	$48,892	$50,365	$49,552
Per Common Share Data
Basic earnings per share	$0.72	$0.75	$0.61	$0.63	$0.63
Diluted earnings per share	$0.70	$0.73	$0.60	$0.62	$0.62
Cash dividends declared	$0.01	$0.01	$0.01	$0.01	$0.01
Weighted-average common shares outstanding	79,516	79,189	79,007	78,849	78,550
Weighted-average diluted common shares outstanding	81,300	81,083	80,673	80,317	79,856

Consolidated Balance Sheets
(Dollars in thousands)
	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16
	Unaudited	Audited	Unaudited	Unaudited	Unaudited
Assets
Cash and due from banks	$166,012	$161,168	$166,607	$155,292	$133,001
Federal funds sold and interest-bearing deposits in banks	335,943	587,563	245,193	230,036	337,465
Loans held-for-sale	42,276	103,284	75,438	61,360	64,029
Securities available-for-sale, at fair value	2,112,165	2,013,525	1,961,099	1,864,636	1,831,848
Securities held-to-maturity, at amortized cost	1,801,973	1,738,123	1,633,235	1,435,334	1,456,760
Federal Home Loan Bank ("FHLB") stock	38,163	54,163	30,213	21,113	38,113
Loans – excluding covered assets, net of unearned fees	15,591,656	15,056,241	14,654,570	14,035,808	13,457,665
Allowance for loan losses	(194,615)	(185,765)	(180,268)	(168,615)	(165,356)
Loans, net of allowance for loan losses and unearned fees	15,397,041	14,870,476	14,474,302	13,867,193	13,292,309
Covered assets	21,181	22,063	23,889	25,151	25,769
Allowance for covered loan losses	(4,931)	(4,766)	(4,879)	(5,525)	(5,526)
Covered assets, net of allowance for covered loan losses	16,250	17,297	19,010	19,626	20,243
Other real estate owned, excluding covered assets	8,888	10,203	12,035	14,532	14,806
Premises, furniture, and equipment, net	45,050	46,967	44,760	43,394	41,717
Accrued interest receivable	57,316	57,986	48,512	47,209	47,349
Investment in bank owned life insurance	58,449	58,115	57,750	57,380	57,011
Goodwill	94,041	94,041	94,041	94,041	94,041
Other intangible assets	748	1,269	1,809	2,349	2,890
Derivative assets	21,511	27,965	62,094	80,995	66,406
Other assets	220,392	211,628	179,462	174,701	169,384
Total assets	$20,416,218	$20,053,773	$19,105,560	$18,169,191	$17,667,372
Liabilities
Deposits:
Noninterest-bearing	$5,258,941	$5,196,587	$4,857,470	$4,511,893	$4,338,177
Interest-bearing	11,449,774	10,868,642	10,631,384	10,045,501	10,126,692
Total deposits	16,708,715	16,065,229	15,488,854	14,557,394	14,464,869
Short-term borrowings	1,195,318	1,544,746	1,233,318	1,287,934	602,365
Long-term debt	338,335	338,310	338,286	338,262	688,238
Accrued interest payable	9,590	9,063	7,953	7,967	6,630
Derivative liabilities	15,420	18,122	19,236	27,940	22,498
Other liabilities	153,849	158,628	135,559	118,544	114,781
Total liabilities	18,421,227	18,134,098	17,223,206	16,338,041	15,899,381
Equity
Common stock	79,765	79,313	79,101	78,918	78,894
Treasury stock	—	—	—	—	(4,389)
Additional paid-in capital	1,117,982	1,101,946	1,091,275	1,082,173	1,078,470
Retained earnings	793,927	736,798	678,059	629,976	580,418
Accumulated other comprehensive income, net of tax	3,317	1,618	33,919	40,083	34,598
Total equity	1,994,991	1,919,675	1,882,354	1,831,150	1,767,991
Total liabilities and equity	$20,416,218	$20,053,773	$19,105,560	$18,169,191	$17,667,372

Selected Financial Data
(Amounts in thousands, except per share data)
(Unaudited)
	1Q17		4Q16		3Q16		2Q16		1Q16
Selected Statement of Income Data:
Net interest income	$161,018		$155,381		$145,510		$142,017		$139,518
Net revenue (1)(2)	$199,546		$196,027		$184,331		$180,341		$174,337
Operating profit (1)(2)	$89,137		$100,183		$92,411		$86,125		$83,844
Provision for loan and covered loan losses	$8,408		$6,048		$15,691		$5,569		$6,402
Income before income taxes	$79,484		$92,901		$75,513		$79,362		$76,225
Net income available to common stockholders	$57,952		$59,548		$48,892		$50,365		$49,552
Per Common Share Data:
Basic earnings per share	$0.72		$0.75		$0.61		$0.63		$0.63
Diluted earnings per share	$0.70		$0.73		$0.60		$0.62		$0.62
Dividends declared	$0.01		$0.01		$0.01		$0.01		$0.01
Book value (period end) (1)	$24.93		$24.04		$23.64		$23.04		$22.29
Tangible book value (period end) (1)(2)	$23.75		$22.85		$22.43		$21.83		$21.07
Market value (period end)	$59.37		$54.19		$45.92		$44.03		$38.60
Book value multiple (period end)	2.38	x	2.25	x	1.94	x	1.91	x	1.73	x
Share Data:
Weighted-average common shares outstanding	79,516		79,189		79,007		78,849		78,550
Weighted-average diluted common shares outstanding	81,300		81,083		80,673		80,317		79,856
Common shares issued (period end)	80,024		79,849		79,640		79,464		79,443
Common shares outstanding (period end)	80,024		79,849		79,640		79,464		79,322
Performance Ratio:
Return on average common equity	11.95%		12.40%		10.40%		11.20%		11.40%
Return on average assets	1.17%		1.21%		1.04%		1.14%		1.15%
Return on average tangible common equity (1)(2)	12.63%		13.12%		11.04%		11.91%		12.16%
Net interest margin (1)(2)	3.30%		3.23%		3.18%		3.28%		3.30%
Fee revenue as a percent of total revenue (1)	18.78%		20.23%		20.54%		20.47%		19.16%
Non-interest income to average assets	0.75%		0.80%		0.80%		0.84%		0.78%
Non-interest expense to average assets	2.22%		1.95%		1.96%		2.12%		2.09%
Net overhead ratio (1)	1.47%		1.15%		1.16%		1.29%		1.32%
Efficiency ratio (1)(2)	55.33%		48.89%		49.87%		52.24%		51.91%
Balance Sheet Ratios:
Loans to deposits (period end) (3)	93.31%		93.72%		94.61%		96.42%		93.04%
Average interest-earning assets to average interest-bearing liabilities	154.27%		155.71%		153.16%		151.10%		153.64%
Capital Ratios (period end):
Total risk-based capital (1)	12.59%		12.49%		12.41%		12.42%		12.56%
Tier 1 risk-based capital (1)	10.83%		10.73%		10.64%		10.66%		10.76%
Tier 1 leverage ratio (1)	10.33%		10.28%		10.43%		10.56%		10.50%
Common equity Tier 1 (1)	9.95%		9.83%		9.71%		9.70%		9.76%
Tangible common equity to tangible assets (1)(2)	9.35%		9.14%		9.40%		9.60%		9.51%
Total equity to total assets	9.77%		9.57%		9.85%		10.08%		10.01%

(1)	Refer to Glossary of Terms for definition.

(2)	This is a non-U.S. GAAP financial measure. Refer to "Non-U.S. GAAP Financial Measures" for a reconciliation from non-U.S. GAAP to U.S. GAAP.

(3)	Excludes covered assets. Refer to Glossary of Terms for definition.

Selected Financial Data (continued)
(Dollars in thousands)
(Unaudited)
	1Q17	4Q16	3Q16	2Q16	1Q16
Additional Selected Information:
Decrease (increase) credit valuation adjustment on capital markets derivatives (1)	$—	$3,112	$910	$(1,033)	$(1,904)
Salaries and employee benefits:
Salaries and wages	$31,886	$30,974	$30,923	$30,335	$28,963
Share-based costs	16,317	5,034	4,728	4,618	6,357
Incentive compensation and commissions	14,348	17,144	15,604	15,882	13,307
Payroll taxes, insurance and retirement costs	10,588	5,071	4,634	4,491	9,712
Total salaries and employee benefits	$73,139	$58,223	$55,889	$55,326	$58,339
Loan and collection expense:
Loan origination and servicing expense	$1,241	$1,281	$1,716	$1,666	$1,297
Loan remediation expense	727	1,330	256	351	235
Total loan and collection expense	$1,968	$2,611	$1,972	$2,017	$1,532
Transaction related expenses	$1,562	$329	$106	$6,270	$—
Assets under management and administration (AUMA):
Personal managed	$2,134,372	$2,046,758	$2,068,772	$2,017,797	$1,867,572
Corporate and institutional managed	2,765,198	2,643,041	2,653,264	2,526,043	1,592,394
Total managed assets	4,899,570	4,689,799	4,722,036	4,543,840	3,459,966
Custody assets	4,894,402	4,975,269	5,326,757	6,145,445	6,161,827
Total AUMA	$9,793,972	$9,665,068	$10,048,793	$10,689,285	$9,621,793

Basic and Diluted Earnings per Common Share
(Amounts in thousands, except per share data)
	1Q17	4Q16	3Q16	2Q16	1Q16
Basic earnings per common share
Net income	$57,952	$59,548	$48,892	$50,365	$49,552
Net income allocated to participating stockholders (2)	(707)	(475)	(379)	(381)	(425)
Net income allocated to common stockholders	$57,245	$59,073	$48,513	$49,984	$49,127
Weighted-average common shares outstanding	79,516	79,189	79,007	78,849	78,550
Basic earnings per common share	$0.72	$0.75	$0.61	$0.63	$0.63
Diluted earnings per common share
Diluted earnings applicable to common stockholders (3)	$57,260	$59,084	$48,520	$49,990	$49,134
Weighted-average diluted common shares outstanding:
Weighted-average common shares outstanding	79,516	79,189	79,007	78,849	78,550
Dilutive effect of stock awards	1,784	1,894	1,666	1,468	1,306
Weighted-average diluted common shares outstanding	81,300	81,083	80,673	80,317	79,856
Diluted earnings per common share	$0.70	$0.73	$0.60	$0.62	$0.62

(1)	Refer to Glossary of Terms for definition.

(2)
Participating stockholders are those that hold certain share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents. Such shares or units are considered participating securities (i.e., certain of the Company’s deferred, restricted stock and performance share units, and nonvested restricted stock awards).

(3)
Net income allocated to common stockholders for basic and diluted earnings per share may differ under the two-class method as a result of adding common stock equivalents for options to dilutive shares outstanding, which alters the ratio used to allocate earnings to common stockholders and participating securities for the purposes of calculating diluted earnings per share.

Loan Portfolio Composition (excluding covered assets (1))
(Dollars in thousands)
	3/31/17	% of Total	12/31/16	% of Total	9/30/16	% of Total	6/30/16	% of Total	3/31/16	% of Total
	Unaudited		Audited		Unaudited		Unaudited		Unaudited
Commercial and industrial	$7,865,161	50%	$7,506,977	50%	$7,446,754	51%	$7,141,069	51%	$6,812,596	51%
Commercial - owner-occupied CRE	2,246,424	14%	2,142,068	14%	2,062,614	14%	1,889,400	13%	1,865,242	14%
Total commercial	10,111,585	64%	9,649,045	64%	9,509,368	65%	9,030,469	64%	8,677,838	65%
Commercial real estate	3,218,566	21%	3,127,373	21%	2,946,687	20%	2,860,618	20%	2,705,694	20%
Commercial real estate - multi-family	1,059,403	7%	993,352	6%	883,850	6%	787,792	6%	764,292	5%
Total commercial real estate	4,277,969	28%	4,120,725	27%	3,830,537	26%	3,648,410	26%	3,469,986	25%
Construction	330,775	2%	417,955	3%	496,773	3%	552,183	4%	537,304	4%
Residential real estate	618,658	4%	581,757	4%	525,836	4%	497,709	4%	477,263	4%
Home equity	112,954	1%	119,049	1%	124,367	1%	127,967	1%	126,096	1%
Personal	139,715	1%	167,710	1%	167,689	1%	179,070	1%	169,178	1%
Total loans	$15,591,656	100%	$15,056,241	100%	$14,654,570	100%	$14,035,808	100%	$13,457,665	100%
Total new loans to new clients (2)	$607,610		$652,251		$456,360		$421,860		$396,599

(1)	Refer to Glossary of Terms for definition.

(2)	Amounts are unaudited.

Commercial Loan Portfolio Composition by Industry Segment
(Dollars in thousands)
(Unaudited)
(Classified pursuant to the North American Industrial Classification System standard industry descriptions and represents our client's primary business activity)
	March 31, 2017		December 31, 2016
	Amount	% of Total	Amount	% of Total
Healthcare	$2,079,774	21%	$2,016,041	21%
Manufacturing	1,973,573	19%	1,843,901	19%
Finance and insurance	1,848,267	18%	1,669,453	17%
Wholesale trade	967,257	10%	860,657	9%
Professional, scientific and technical services	625,507	6%	617,264	6%
Real estate, rental and leasing	599,313	6%	583,701	6%
Administrative, support, waste management and remediation	521,305	5%	537,491	6%
Architecture, engineering and construction	311,808	3%	298,191	3%
Telecommunication and publishing	265,485	3%	250,941	3%
Retail	241,004	2%	231,739	2%
All other (1)	678,292	7%	739,666	8%
Total commercial (2)	$10,111,585	100%	$9,649,045	100%

(1)	All other consists of numerous smaller balances across a variety of industries with no category greater than 2% of total loans.

(2)	Includes owner-occupied commercial real estate of $2.2 billion at March 31, 2017 and $2.1 billion at December 31, 2016.

Commercial Real Estate and Construction Loan Portfolio by Collateral Type
(Dollars in thousands)
(Unaudited)
	March 31, 2017		December 31, 2016
	Amount	% of Total	Amount	% of Total
Commercial Real Estate
Multi-family	$1,059,403	25%	$993,352	24%
Retail	861,577	20%	822,811	20%
Office	719,125	17%	716,775	17%
Healthcare	395,321	9%	371,961	9%
Industrial/warehouse	577,544	13%	493,257	12%
Land	204,198	5%	232,756	6%
Residential 1-4 family	39,582	1%	56,730	1%
Mixed use/other	421,219	10%	433,083	11%
Total commercial real estate	$4,277,969	100%	$4,120,725	100%
Construction
Multi-family	$64,079	19%	$121,983	29%
Healthcare	24,067	7%	22,027	5%
Retail	44,698	14%	61,791	15%
Office	15,118	5%	18,800	4%
Condominiums	37,039	11%	36,846	9%
Industrial/warehouse	43,813	13%	77,079	18%
Residential 1-4 family	37,008	11%	26,013	6%
Mixed use/other	64,953	20%	53,416	14%
Total construction	$330,775	100%	$417,955	100%

Asset Quality (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)
	1Q17	4Q16	3Q16	2Q16	1Q16
Credit Quality Key Ratios
Net (recoveries) charge-offs (annualized) to average loans	-0.01%	0.02%	0.12%	0.07%	0.05%
Nonperforming loans to total loans	0.55%	0.56%	0.60%	0.47%	0.44%
Nonperforming loans to total assets	0.42%	0.42%	0.46%	0.36%	0.33%
Nonperforming assets to total assets	0.46%	0.47%	0.52%	0.44%	0.42%
Allowance for loan losses to:
Total loans	1.25%	1.23%	1.23%	1.20%	1.23%
Nonperforming loans	229%	222%	206%	258%	280%
Nonperforming assets
Loans past due 90 days and accruing	$—	$—	$—	$—	$—
Nonaccrual loans	85,039	83,688	87,372	65,424	59,070
OREO	8,888	10,203	12,035	14,532	14,806
Total nonperforming assets	$93,927	$93,891	$99,407	$79,956	$73,876
Restructured loans accruing interest	$87,908	$66,002	$64,265	$43,177	$28,835
Loans past due and still accruing
30-59 days	$12,290	$9,847	$2,242	$3,827	$14,772
60-89 days	2,644	741	3,132	10,695	960
Total loans past due and still accruing	$14,934	$10,588	$5,374	$14,522	$15,732
Special mention loans	$100,660	$179,611	$145,204	$154,691	$121,239
Potential problem loans	$198,669	$123,345	$133,533	$98,817	$136,322

Nonperforming Loans Rollforward
Beginning balance	$83,688	$87,372	$65,424	$59,070	$53,749
Additions:
New nonaccrual loans	14,797	5,388	40,513	17,076	24,720
Reductions:
Return to performing status	(3,883)	—	(1,161)	—	(907)
Paydowns and payoffs, net of advances	(9,271)	(7,832)	(11,720)	(7,185)	(6,920)
Net sales	—	(377)	(450)	(8)	—
Transfer to OREO	(13)	(76)	(130)	(674)	(9,294)
Charge-offs	(279)	(787)	(5,104)	(2,855)	(2,278)
Total reductions	(13,446)	(9,072)	(18,565)	(10,722)	(19,399)
Balance at end of period	$85,039	$83,688	$87,372	$65,424	$59,070

(1)	Refer to Glossary of Terms for definition.

Asset Quality (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)

Credit Quality Indicators
	Special Mention Loans	% of Portfolio Loan Type	Potential Problem Loans	% of Portfolio Loan Type	Non-Performing Loans	% of Portfolio Loan Type	Total Loans
March 31, 2017
Commercial	$79,777	0.8%	$190,181	1.9%	$67,547	0.7%	$10,111,585
Commercial real estate	14,552	0.3%	4,456	0.1%	9,649	0.2%	4,277,969
Construction	—	—%	—	—%	—	—%	330,775
Residential real estate	5,929	1.0%	3,818	0.6%	4,763	0.8%	618,658
Home equity	381	0.3%	152	0.1%	3,071	2.7%	112,954
Personal	21	*	62	*	9	*	139,715
Total	$100,660	0.6%	$198,669	1.3%	$85,039	0.5%	$15,591,656
December 31, 2016
Commercial	$173,626	1.8%	$114,090	1.2%	$69,453	0.7%	$9,649,045
Commercial real estate	—	—%	4,632	0.1%	6,316	0.2%	4,120,725
Construction	—	—%	—	—%	—	—%	417,955
Residential real estate	5,449	0.9%	3,829	0.7%	4,591	0.8%	581,757
Home equity	508	0.4%	733	0.6%	3,317	2.8%	119,049
Personal	28	*	61	*	11	*	167,710
Total	$179,611	1.2%	$123,345	0.8%	$83,688	0.6%	$15,056,241

*	Less than 0.1%

Reserve for Unfunded Commitments (2)
(Amounts in thousands)
(Unaudited)
	1Q17	4Q16	3Q16	2Q16	1Q16
Balance at beginning of period	$17,140	$15,647	$13,729	$12,354	$11,759
Provision (release) for unfunded commitments	753	1,493	1,918	1,375	595
Balance at end of period	$17,893	$17,140	$15,647	$13,729	$12,354
Unfunded commitments, excluding covered assets, at period end	$6,843,413	$6,804,421	$6,453,528	$6,442,994	$6,361,917

(1)	Refer to Glossary of Terms for definition.

(2)
Unfunded commitments include commitments to extend credit, standby letters of credit and commercial letters of credit. Unfunded commitments related to covered assets are excluded as they are covered under a loss sharing agreement with the FDIC.

Allowance for Loan Losses (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)
	1Q17	4Q16	3Q16	2Q16	1Q16
Change in allowance for loan losses:
Balance at beginning of period	$185,765	$180,268	$168,615	$165,356	$160,736
Loans charged-off:
Commercial	(211)	(641)	(4,870)	(2,838)	(78)
Commercial real estate	(111)	—	—	(13)	(1,497)
Construction	(21)	—	—	—	—
Residential real estate	(60)	(102)	(240)	(33)	(484)
Home equity	—	—	—	(34)	(192)
Personal	(12)	(48)	(10)	(17)	(150)
Total charge-offs	(415)	(791)	(5,120)	(2,935)	(2,401)
Recoveries on loans previously charged-off:
Commercial	455	102	727	66	187
Commercial real estate	331	38	12	449	296
Construction	7	20	67	13	19
Residential real estate	28	17	43	20	19
Home equity	31	27	39	65	34
Personal	35	11	10	11	30
Total recoveries	887	215	898	624	585
Net charge-offs	472	(576)	(4,222)	(2,311)	(1,816)
Provisions charged to operating expenses	8,378	6,073	15,875	5,570	6,436
Balance at end of period	$194,615	$185,765	$180,268	$168,615	$165,356
Allocation of allowance for loan losses:
General allocated reserve:
Commercial	$132,107	$130,117	$125,242	$115,574	$116,017
Commercial real estate	29,702	30,403	30,055	30,323	28,895
Construction	5,644	6,087	5,639	6,169	4,931
Residential real estate	4,806	3,328	3,311	3,511	3,800
Home equity	1,374	1,924	2,098	2,404	2,651
Personal	807	1,968	2,061	2,241	2,311
Total allocated	174,440	173,827	168,406	160,222	158,605
Specific reserve	20,175	11,938	11,862	8,393	6,751
Total	$194,615	$185,765	$180,268	$168,615	$165,356
Allocation of reserve by a percent of total allowance for loan losses:
General allocated reserve:
Commercial	68%	70%	69%	69%	70%
Commercial real estate	16%	17%	17%	18%	18%
Construction	3%	3%	3%	4%	3%
Residential real estate	2%	2%	2%	2%	2%
Home equity	1%	1%	1%	1%	2%
Personal	*	1%	1%	1%	1%
Total allocated	90%	94%	93%	95%	96%
Specific reserve	10%	6%	7%	5%	4%
Total	100%	100%	100%	100%	100%
Allowance for loan losses to:
Total loans	1.25%	1.23%	1.23%	1.20%	1.23%
Nonperforming loans	229%	222%	206%	258%	280%

(1)	Refer to Glossary of Terms for definition.

*	Less than 1%

Deposits
(Dollars in thousands)
	3/31/17	% of Total	12/31/16	% of Total	9/30/16	% of Total	6/30/16	% of Total	3/31/16	% of Total
	Unaudited		Audited		Unaudited		Unaudited		Unaudited
Noninterest-bearing demand deposits	$5,258,941	31%	$5,196,587	32%	$4,857,470	31%	$4,511,893	31%	$4,338,177	30%
Interest-bearing demand deposits	2,176,619	13%	1,942,992	12%	1,823,840	12%	1,781,308	12%	1,445,368	10%
Savings deposits	443,934	3%	439,689	3%	395,858	3%	393,344	3%	410,891	3%
Money market accounts	6,285,087	38%	6,144,950	38%	5,795,910	37%	5,509,072	38%	6,132,695	42%
Time deposits	2,544,134	15%	2,341,011	15%	2,615,776	17%	2,361,777	16%	2,137,738	15%
Total deposits	$16,708,715	100%	$16,065,229	100%	$15,488,854	100%	$14,557,394	100%	$14,464,869	100%
Total new deposits from new clients (1)	$195,242		$177,822		$254,536		$319,812		$274,349

(1)	Amounts are unaudited.

Brokered Deposit Composition
(Dollars in thousands)
(Unaudited)
	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16
Noninterest-bearing demand deposits	$481,324	$398,015	$391,397	$442,118	$324,782
Interest-bearing demand deposits	769,667	651,997	627,442	662,605	250,123
Savings deposits	1,135	1,115	1,111	1,128	1,110
Money market accounts	1,720,255	1,706,459	1,712,595	1,527,467	1,824,525
Time deposits:
Traditional	615,763	505,817	530,663	511,924	437,391
CDARS (1)	316,106	150,656	350,850	271,118	197,198
Other	18,540	27,319	35,199	38,120	50,676
Total time deposits	950,409	683,792	916,712	821,162	685,265
Total brokered deposits	$3,922,790	$3,441,378	$3,649,257	$3,454,480	$3,085,805
Brokered deposits as a % of total deposits	23%	21%	24%	24%	21%

(1)	The CDARS® deposit program is a deposit services arrangement that effectively achieves FDIC deposit insurance for jumbo deposit relationships.

Net Interest Margin
(Dollars in thousands)
(Unaudited)
	Three Months Ended
	March 31, 2017			December 31, 2016			March 31, 2016
	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate
Assets:
Federal funds sold and interest-bearing deposits in banks	$285,700	$549	0.77%	$304,055	$422	0.54%	$277,624	$340	0.49%
Securities:
Taxable	3,375,709	18,436	2.19%	3,269,961	16,891	2.07%	2,696,568	15,210	2.26%
Tax-exempt (2)	472,999	3,657	3.09%	465,006	3,609	3.11%	445,677	3,550	3.19%
Total securities	3,848,708	22,093	2.30%	3,734,967	20,500	2.20%	3,142,245	18,760	2.39%
FHLB stock	40,150	290	2.88%	24,421	163	2.61%	27,076	150	2.19%
Loans, excluding covered assets:
Commercial	9,931,370	111,444	4.49%	9,669,704	107,285	4.34%	8,653,066	95,193	4.35%
Commercial real estate	4,230,936	41,718	3.94%	3,900,350	38,057	3.82%	3,378,391	32,368	3.79%
Construction	422,203	4,435	4.20%	522,589	5,380	4.03%	574,879	5,634	3.88%
Residential	611,790	5,237	3.42%	574,242	4,756	3.31%	492,031	4,501	3.66%
Personal and home equity	259,698	2,189	3.42%	280,651	2,438	3.46%	294,415	2,261	3.09%
Total loans, excluding covered assets (3)	15,455,997	165,023	4.27%	14,947,536	157,916	4.14%	13,392,782	139,957	4.14%
Covered assets (4)	20,767	157	3.06%	21,943	145	2.63%	25,932	110	1.71%
Total interest-earning assets (2)	19,651,322	$188,112	3.83%	19,032,922	$179,146	3.70%	16,865,659	$159,317	3.74%
Cash and due from banks	189,138			192,277			174,649
Allowance for loan and covered loan losses	(195,314)			(188,191)			(169,243)
Other assets	499,093			518,134			521,724
Total assets	$20,144,239			$19,555,142			$17,392,789
Liabilities and Equity :
Interest-bearing demand deposits	$1,781,267	$2,076	0.47%	$1,747,456	$1,531	0.35%	$1,487,752	$1,107	0.30%
Savings deposits	442,712	543	0.50%	421,535	520	0.49%	393,042	466	0.48%
Money market accounts	6,474,938	8,580	0.54%	6,223,860	6,941	0.44%	5,999,516	5,896	0.39%
Time deposits	2,418,762	7,206	1.21%	2,506,461	7,308	1.15%	2,157,421	5,672	1.05%
Total interest-bearing deposits	11,117,679	18,405	0.67%	10,899,312	16,300	0.59%	10,037,731	13,141	0.52%
Short-term borrowings	1,282,196	2,324	0.73%	985,587	1,118	0.44%	251,088	230	0.36%
Long-term debt	338,323	5,120	6.05%	338,298	5,113	6.02%	688,227	5,211	3.02%
Total interest-bearing liabilities	12,738,198	25,849	0.82%	12,223,197	22,531	0.73%	10,977,046	18,582	0.68%
Noninterest-bearing demand deposits	5,224,326			5,197,157			4,469,405
Other liabilities	214,935			223,811			198,807
Equity	1,966,780			1,910,977			1,747,531
Total liabilities and equity	$20,144,239			$19,555,142			$17,392,789
Net interest spread (2)(5)			3.01%			2.97%			3.06%
Contribution of noninterest-bearing sources of funds			0.29%			0.26%			0.24%
Net interest income/margin (2)(5)		162,263	3.30%		156,615	3.23%		140,735	3.30%
Less: tax equivalent adjustment		1,245			1,234			1,217
Net interest income, as reported		$161,018			$155,381			$139,518

(1)	Interest income included $6.2 million, $8.0 million, and $7.9 million in loan fees for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016, respectively.

(2)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This is a non-U.S. GAAP measure.

(3)
Includes loans held-for-sale and nonaccrual loans. Average loans on a nonaccrual basis for the recognition of interest income totaled $82.5 million, $87.2 million, and $53.7 million for the three months ended March 31, 2017, December 31, 2016, and March 31, 2016, respectively. Interest foregone on impaired loans was estimated to be approximately $895,000, $947,000 and $546,000 for the three months ended March 31, 2017, December 31, 2016, and March 31, 2016, respectively, calculated based on the average loan portfolio yield for the respective period.

(4)	Covered interest-earning assets consist of loans acquired through a FDIC-assisted transaction that are subject to a loss share agreement and the related indemnification asset.

(5)	Refer to Glossary of Terms for definition.

NON-U.S. GAAP FINANCIAL MEASURES

This press release contains both U.S. GAAP and non-U.S. GAAP based financial measures. These non-U.S. GAAP financial measures include net interest income, net interest margin, net revenue, operating profit, and efficiency ratio all on a fully taxable-equivalent basis, return on average tangible common equity, tangible common equity to tangible assets, and tangible book value. We believe that presenting these non-U.S. GAAP financial measures will provide information useful to investors in understanding our underlying operational performance, our business, and performance trends and facilitates comparisons with the performance of others in the banking industry.

We use net interest income on a taxable-equivalent basis in calculating various performance measures by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments assuming a 35% tax rate. Management believes this measure to be the preferred industry measurement of net interest income as it enhances comparability to net interest income arising from taxable and tax-exempt sources, and accordingly believes that providing this measure may be useful for peer comparison purposes.

In addition to capital ratios defined by banking regulators, we also consider various measures when evaluating capital utilization and adequacy, including return on average tangible common equity, tangible common equity to tangible assets, and tangible book value. These calculations are intended to complement the capital ratios defined by banking regulators for both absolute and comparative purposes. All of these measures exclude the ending balances of goodwill and other intangibles while certain of these ratios exclude preferred capital components. Because U.S. GAAP does not include capital ratio measures, we believe there are no comparable U.S. GAAP financial measures to these ratios. We believe these non-U.S. GAAP financial measures are relevant because they provide information that is helpful in assessing the level of capital available to withstand unexpected market conditions. Additionally, presentation of these measures allows readers to compare certain aspects of our capitalization to other similar companies. However, because there are no standardized definitions for these ratios, our calculations may not be comparable with other companies.

Non-U.S. GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although these non-U.S. GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under U.S. GAAP. As a result, we encourage readers to consider our Consolidated Financial Statements in their entirety and not to rely on any single financial measure.

Non-U.S. GAAP Financial Measures
(Dollars in thousands)
(Unaudited)

The following table reconciles non-U.S. GAAP financial measures to U.S. GAAP.

	Three Months Ended
	2017	2016
	March 31	December 31	September 30	June 30	March 31
Taxable-equivalent net interest income
U.S. GAAP net interest income	$161,018	$155,381	$145,510	$142,017	$139,518
Taxable-equivalent adjustment	1,245	1,234	1,207	1,194	1,217
Taxable-equivalent net interest income (a)	$162,263	$156,615	$146,717	$143,211	$140,735
Average Earning Assets (b)	$19,651,322	$19,032,922	$18,084,391	$17,285,351	$16,865,659
Net Interest Margin ((a) annualized) / (b)	3.30%	3.23%	3.18%	3.28%	3.30%
Net Revenue
Taxable-equivalent net interest income	$162,263	$156,615	$146,717	$143,211	$140,735
U.S. GAAP non-interest income	37,283	39,412	37,614	37,130	33,602
Net revenue (c)	$199,546	$196,027	$184,331	$180,341	$174,337
Operating Profit
U.S. GAAP income before income taxes	$79,484	$92,901	$75,513	$79,362	$76,225
Provision for loan and covered loan losses	8,408	6,048	15,691	5,569	6,402
Taxable-equivalent adjustment	1,245	1,234	1,207	1,194	1,217
Operating profit	$89,137	$100,183	$92,411	$86,125	$83,844
Efficiency Ratio
U.S. GAAP non-interest expense (d)	$110,409	$95,844	$91,920	$94,216	$90,493
Net revenue	$199,546	$196,027	$184,331	$180,341	$174,337
Efficiency ratio (d) / (c)	55.33%	48.89%	49.87%	52.24%	51.91%
Adjusted Net Income
U.S. GAAP net income available to common stockholders	$57,952	$59,548	$48,892	$50,365	$49,552
Amortization of intangibles, net of tax	320	333	332	332	331
Adjusted net income (e)	$58,272	$59,881	$49,224	$50,697	$49,883
Average Tangible Common Equity
U.S. GAAP average total equity	$1,966,780	$1,910,977	$1,870,109	$1,809,203	$1,747,531
Less: average goodwill	94,041	94,041	94,041	94,041	94,041
Less: average other intangibles	1,002	1,531	2,073	2,613	3,153
Average tangible common equity (f)	$1,871,737	$1,815,405	$1,773,995	$1,712,549	$1,650,337
Return on average tangible common equity ((e) annualized) / (f)	12.63%	13.12%	11.04%	11.91%	12.16%

Non-U.S. GAAP Financial Measures (continued)
(Dollars in thousands)
(Unaudited)

	As of
	2017	2016
	March 31	December 31	September 30	June 30	March 31
Tangible Common Equity
U.S. GAAP total equity	$1,994,991	$1,919,675	$1,882,354	$1,831,150	$1,767,991
Less: goodwill	94,041	94,041	94,041	94,041	94,041
Less: other intangibles	748	1,269	1,809	2,349	2,890
Tangible common equity (g)	$1,900,202	$1,824,365	$1,786,504	$1,734,760	$1,671,060
Tangible Assets
U.S. GAAP total assets	$20,416,218	$20,053,773	$19,105,560	$18,169,191	$17,667,372
Less: goodwill	94,041	94,041	94,041	94,041	94,041
Less: other intangibles	748	1,269	1,809	2,349	2,890
Tangible assets (h)	$20,321,429	$19,958,463	$19,009,710	$18,072,801	$17,570,441
Period-end Common Shares Outstanding (i)	80,024	79,849	79,640	79,464	79,322
Ratios:
Tangible common equity to tangible assets (g) / (h)	9.35%	9.14%	9.40%	9.60%	9.51%
Tangible book value (g) / (i)	$23.75	$22.85	$22.43	$21.83	$21.07

Glossary of Terms

Assets under management and administration (“AUMA”) - Assets held in trust where we serve as trustee or in accounts where we make investment decisions on behalf of clients. AUMA also includes non-managed assets we hold in custody for clients or for which we receive fees for advisory or brokerage services. We do not include these assets on our Consolidated Balance Sheets.

Book value - Total common equity divided by outstanding shares of common stock at end of period.

Common equity - Total equity less preferred stock.

Common equity Tier 1 - Tier 1 risk-based capital less preferred equity, less trust preferred securities, and less noncontrolling interests.

Common equity Tier 1 to risk-weighted assets ratio - Common equity Tier 1 divided by period-end risk-weighted assets.

Covered assets - Assets acquired through an FDIC-assisted transaction that are subject to a loss share agreement and are presented separately on the Consolidated Balance Sheets.

Credit quality indicators - We have adopted an internal risk rating policy in which each loan is rated for credit quality with a numerical rating of 1 through 8. Loans rated 5 and better (1-5 ratings, inclusive) are credits that exhibit acceptable financial performance, cash flow, and leverage. We attempt to mitigate risk by loan structure, collateral, monitoring, and other credit risk management controls. Credits rated 6 are performing in accordance with contractual terms but are considered "special mention" as these credits demonstrate potential weakness that if left unresolved, may result in deterioration in the Company’s credit position and/or the repayment prospects for the credit. Borrowers rated special mention may exhibit adverse operating trends, high leverage, tight liquidity or other credit concerns. Loans rated 7 may be classified as either accruing ("potential problem") or nonaccrual ("nonperforming"). Potential problem loans, like special mention, are loans that are performing in accordance with contractual terms, but for which management has some level of concern (greater than that of special mention loans) about the ability of the borrowers to meet existing repayment terms in future periods. These loans continue to accrue interest but the ultimate collection of these loans in full is questionable due to the same conditions that characterize a 6-rated credit. These credits may also have somewhat increased risk profiles as a result of the current net worth and/or paying capacity of the obligor or guarantors or the value of the collateral pledged. These loans generally have a well-defined weakness that may jeopardize collection of the debt and are characterized by the distinct possibility that the Company may sustain some loss if the deficiencies are not resolved. Although these loans are generally identified as potential problem loans and require additional attention by management, they may never become nonperforming. Nonperforming loans include nonaccrual loans risk rated 7 or 8 and have all the weaknesses inherent in a 7-rated potential problem loan with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently-existing facts, conditions and values, highly questionable and improbable. Special mention, potential problem and nonperforming loans are reviewed at a minimum on a quarterly basis, while all other rated credits over a certain dollar threshold, depending on loan type, are reviewed annually or more frequently as the circumstances warrant.

Credit valuation adjustment ("CVA") - An adjustment may need to be incorporated into the valuation of derivative instruments for nonperformance risk to include the counterparty’s credit risk and the Company’s own credit risk. This adjustment is referred to as the CVA. The CVA represents the credit component of fair value with regard to both client-based trades and the related matched trades with interbank dealer counterparties.

Efficiency ratio - Total non-interest expense divided by the sum of taxable-equivalent net interest income and non-interest income. This is a non-U.S. GAAP financial measure.

Fee revenue as percent of total revenue ratio - Total non-interest income less net securities gains (losses) divided by the sum of net interest income and non-interest income less net securities gains (losses).

U.S. GAAP - Accounting principles generally accepted in the United States of America.

Net interest margin - Expressed as a percentage, net interest margin is a ratio computed as annualized taxable-equivalent net interest income divided by average interest-earning assets. The annualization of net interest income for the quarterly yield takes into consideration the interest payment convention at the product level. This is a non-U.S. GAAP financial measure.

Net interest spread - The difference between the average yield earned on interest-earning assets on a taxable-equivalent basis and the average rate paid for interest-bearing liabilities.

Glossary of Terms (continued)

Net overhead ratio - Total non-interest expense less non-interest income divided by average total assets.

Net revenue - The sum of taxable-equivalent net interest income and non-interest income. This is a non-U.S. GAAP financial measure.

Non-U.S. GAAP - Certain financial measures within this document that are not formally defined by U.S. GAAP or codified in the federal banking regulations. A reconciliation of these non-U.S. GAAP financial measures may be found on the previous pages.

Operating profit - The sum of U.S. GAAP income before income taxes, provision for loan and covered loan losses and taxable-equivalent adjustment. This is a non-U.S. GAAP financial measure.

Return on average tangible common equity - Annualized net income available to common stockholders, adjusted for tax-affected amortization of intangibles, divided by average tangible common equity. Average tangible common equity equals average total equity less average goodwill, average intangible assets, and average preferred stock. This is a non-U.S. GAAP financial measure.

Risk-weighted assets - Computed by the assignment of specific risk-weights to assets and off-balance sheet instruments.

Tangible book value - Total common equity less goodwill and other intangibles divided by outstanding shares of common stock at end of period. This is a non-U.S. GAAP financial measure.

Tangible common equity to tangible assets ratio - Tangible common equity divided by tangible assets, where tangible common equity equals total equity less preferred stock, goodwill and other intangible assets and tangible assets equals total assets less goodwill and other intangible assets. This is a non-U.S. GAAP financial measure.

Taxable-equivalent net interest income - The interest income earned on certain assets is completely or partially exempt from Federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of yields and margins for all interest-earning assets, we use interest income on a taxable-equivalent basis in calculating average yields and net interest margins by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on other taxable investments. This adjustment is not permitted under U.S. GAAP on the Consolidated Income Statement.

Tier 1 equity to risk-weighted assets ratio - Tier 1 risk-based capital divided by period-end risk-weighted assets.

Tier 1 leverage ratio - Tier 1 risk-based capital divided by adjusted average total assets.

Tier 1 risk-based capital - Total equity, plus trust preferred securities; less goodwill and certain other intangible assets, less ineligible servicing assets, less disallowed deferred tax assets and less net unrealized holding gains (losses) on available-for-sale equity securities, available-for-sale debt securities, and cash flow hedge derivatives.

Tier 1 risk-based capital ratio - Tier 1 risk-based capital divided by period-end risk-weighted assets.

Total risk-based capital - Tier 1 risk-based capital plus qualifying subordinated debt, other noncontrolling interests not qualified as Tier 1, eligible gains on available-for-sale equity securities and the allowance for loan and lease losses, subject to certain limitations.

Total risk-based capital ratio - Total risk-based capital divided by period-end risk-weighted assets.